EXHIBIT  77C

RESULT  OF  SHAREHOLDER  VOTES
The Annual Meeting of Shareholders of the Fund was held on September 23, 2010. Common shareholders voted on the election of Trustees.

With regard to the election of the following Trustees by common shareholders of the Fund:

                                  # OF SHARES               # OF SHARES
                                   IN FAVOR                  WITHHELD
--------------------------------------------------------------------------------
Robert  B.  Karn  III              4,146,018                 464,777
Ronald  E.  Toupin,  Jr.           4,130,444                 480,351

The other Trustees of the Fund whose terms did not expire in 2010 are Roman Friedrich III, Ronald Nyberg and Randall C. Barnes.